Exhibit 99.1

Surface Ophthalmics Announces $25 Million Private Round of Fundraising

Proceeds from the capital raise will help to support and advance Surface’s ongoing clinical programs in ocular diseases

PLEASANTON, California, 21 July 2021 – Surface Ophthalmics, Inc., a pharmaceutical company focused on the development and commercialization of innovative therapeutics for ocular diseases, today announced it has secured gross proceeds of approximately $25 million in a private placement of preferred stock, at a purchase price of $4.50 per share. Investors in this round of financing included both new and existing investors made up of institutional, healthcare-focused, and other accredited investors, including members of the Surface Board of Directors.

The proceeds from this round of capital raising will be used to complete the ongoing Phase II clinical trial of SURF-100, an innovative head-to-head study comparing SURF-100 against leading on-market competitors lifitegrast ophthalmic solution 5% and cyclosporine ophthalmic emulsion 0.05% along with the Phase II clinical trial of SURF-200, being studied as a potential treatment for acute dry eye disease. Both studies are expected to deliver readouts in the first quarter of 2022. Additionally, Surface is preparing a head-to-head Phase III program for its SURF-201 drug candidate against difluprednate ophthalmic emulsion 0.05% following previously announced outstanding Phase II results. Surface also intends to expand its leadership team and operations to support ongoing ocular surface disease clinical programs that are expected to start in 2022.

Following the completion of current Phase II studies, the company will be positioned to begin enrolling patients in Phase III clinical trials, targeting FDA approval, for all three of its ophthalmic product candidates: SURF-100, SURF-200 and SURF-201.

“We’re excited by this new capital which will allow us to continue our development programs for truly innovative therapies in the eye care space utilizing our three core building blocks, Klarity®, betamethasone and mycophenolate sodium, to support a healthy ocular surface and a positive experience for dry eye and post-ocular surgery patients,” said Kamran Hosseini, MD, PhD, President and CEO, Surface Ophthalmics. “We believe that this strong fundraising round demonstrates the confidence and excitement, from both our existing investor base and new investors, in our model and clinical programs.”

Newbridge Securities Corporation is acting as the exclusive placement agent for the financing. Black River Wealth Management at Newbridge was primarily responsible for sourcing and executing the financing.

ABOUT OUR CLINICAL PROGRAMS

Surface Ophthalmics is advancing three clinical programs: one in chronic dry eye disease (SURF-100), one in acute dry eye (SURF-200), and one in pain and inflammation following ocular surgery (SURF-201). These programs utilize Klarity® as the delivery vehicle, which is designed to enhance patient comfort as well as protect and rehabilitate the ocular surface.

In only three years, Surface has filed three unique INDs and officially moved all three of the programs into Phase II trials.

ABOUT KLARITY®

The patented Klarity® delivery vehicle is used across Surface Ophthalmics’ three current clinical programs. Developed by Richard L. Lindstrom, MD, inventor of Optisol GS (an advanced corneal preservation solution), Klarity is designed to enhance patient comfort as well as protect and rehabilitate the ocular surface pathology for patients with moderate-to-severe dry eye disease.

ABOUT SURFACE OPHTHALMICS

Surface Ophthalmics, Inc. is a pharmaceutical company focused on the development and commercialization of innovative therapeutics for ocular diseases. We are striving to solve key patient needs in eye care through leveraging deep expertise, a bold approach, an eye toward efficiency, and clear, differentiated clinical advantages. Our current drug pipeline consists of three proprietary drug candidates, all utilizing Klarity®, a patented delivery vehicle. We are led by an experienced and proven management team and board of directors with over 80 years of ophthalmology related professional experience. For more information: http://www.surfaceophthalmics.com.

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